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[Sonic Letterhead]                                                 EXHIBIT 10.16


                               February 5, 1998


Mr. Michael D. Monahan
1063 Nelson Court
Pleasanton, CA 94566

Dear Mike:

It is my great pleasure to offer you the position of Vice President of Sales for Sonix Technologies, Inc., reporting directly to the President & CEO. You will have full responsibility for building and directing the sales force, for developing a sales strategy and for executing it. Mike, you will also function as a senior member of the executive management team and apply a broad range of business skills to help me run the enterprise. Together, we will build Sonix Technologies into the most exciting, customer-satisfying company in the history of hearing health care.

The terms of this offer include the following:

1.  Base salary will be $140,000 per year, paid twice-monthly.

2. You will be paid a one time hiring bonus of $20,000 upon the beginning of your employment with Sonix.

3. Benefits include vacation, holidays, medical insurance for you and your dependents (fully paid by Sonix), dental insurance and a 401k plan.

4. At the first Board of Directors meeting after you begin employment, I will ask the Board to grant you an option to purchase 110,000 shares of common stock at the fair market price established by the Board on the date of grant. The grant will be subject to the standard terms and conditions of the Company's Stock Option Agreement. Your shares will vest over four years, the first 25% on the date of your first anniversary of employment at Sonix; the remainder in equal installments over the subsequent 36 month period.

5. In the event of an acquisition of greater than 50% ownership by another industrial entity for the purposes of commercial exploitation of the Sonix technology during the option period, shares described above shall vest immediately. This accelerated vesting applies only to that portion of the original option remaining at the time of acquisition. If no such acquisition occurs as indicated, you will be bound by the standard, four year vesting provision of the Sonix Stock Option Agreement.
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6.  The Company will pay reasonable and customary relocation expenses for your move to the Salt Lake City area, including real estate commissions on both ends, moving of household goods, travel, and temporary housing as appropriate.

7. Employment at Sonix is not for a specific term and can be terminated by you or by the Company at any time, for any reason, with or without cause and with or without notice. If you choose to terminate your employment before completing one full year at Sonix, you agree to repay the hiring bonus and relocation costs.

8. It shall be a condition of your employment that you execute the Company's standard non-disclosure agreement concerning confidentiality and intellectual property rights, and that you will not bring to Sonix any proprietary technology or information from any third party.

9. Sonix anticipates your start date to be approximately March 2, 1998. This offer of employment expires February 13, 1998. Please sign a copy of this letter, indicating your acceptance, and return it to me at your earliest convenience.

Mike, you and I have an opportunity to help the hearing impaired as they have never been helped before. Imagine the satisfaction we will feel in 5 years, having built the best hearing aid company in the world and having created the most satisfied customers in the history of the industry. Please join me for the challenge and the fun!

Sincerely,

/s/ Andrew G. Raguskus/ by Debbie Thomas

Andrew G. Raguskus
President and CEO



I accept the offer:  /s/ Michael D. Monahan    Date:         2/8/98
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